EXHIBIT 4.1

                            AGREEMENT

     This Agreement is entered into this 19th day of January, 1999 among Edward B. Brooks, Jr., a resident of Dallas, Texas; Charles V. W. Brooks, a resident of The Woodlands, Texas; Carol Brady, a resident of Dallas, Texas; Rebecca Feldt, a resident of Dallas, Texas; Deborah Brooks Garrett a resident of Dallas, Texas; (collectively, the "Sellers") and H. Wayne Gifford, a resident of Dallas, Texas; Charles B. Humphrey, a resident of Dallas, Texas; Johnathan M. Hill, a resident of Dallas, Texas; Clay Moore, a resident of Dallas, Texas; Fred Oliver, a resident of Dallas, Texas; David Tyrrell, a resident of Dallas, Texas; Sheila Irons, individually and as Trustee of the Humphrey Children's Trust, a resident of Carrollton, Texas; and Katherine
R. Murphy, a resident of Rowlett, Texas (collectively, the
"Purchasers").

                            RECITALS

     WHEREAS, Purchasers are today purchasing from Sellers the outstanding capital stock of Gladstone Resources, Inc. (the
"Company") owned by Sellers pursuant to that certain Stock
Purchase Agreement (the "Stock Purchase Agreement") among Sellers and Purchasers;

     WHEREAS, it is a condition precedent to Purchasers entering into and consummating the stock purchase under the Stock Purchase
Agreement that Sellers enter into this Agreement;

     NOW, THEREFORE, for and in consideration of the premises and the mutual undertakings and agreements contained in this Agreement, the sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. CONSENT. The Company has entered into that certain Purchase and Sale Agreement (the "Sale Agreement") with EXCO Resources,
Inc. ("EXCO") pursuant to which the Company will sell (the
"Sale") to EXCO certain of its oil and gas properties that generate approximately 80-85% of the Company's revenue. Each
Seller is familiar with the Sale Agreement and its impact on the Company and hereby approves and consents to the Sale under the Sale Agreement. Each Seller acknowledges that Purchasers are entering into the Stock Purchase Agreement in part in reliance upon this consent of the Sellers and the other agreements of Sellers contained herein.

     2. INDEMNIFICATION. Each Seller hereby agrees, jointly and severally, to indemnify and hold harmless each Purchaser and his, her or its respective heirs, executors, administrators, successors and assigns, from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses, including, without limitation, reasonable legal fees, in any manner arising out of or as a result of the Sale.

     3. BOARD OF DIRECTORS. Each Seller agrees to take or cause to be taken, all such action as shall be necessary to cause
Johnathan M. Hill, Charles B. Humphrey, H. Wayne Gifford, Fred
Oliver and Katherine R. Murphy to be appointed to and constitute all the members of the Board of Directors of the Company.

     4. ENTIRE AGREEMENT. This document sets forth the entire Agreement and understanding between the parties hereto related to the subject matter described herein and together with the Stock Purchase Agreement and other agreements referenced therein and executed in connection therewith merges and supersedes all prior and contemporaneous discussions and documents relating to such subject matter.

     5. FURTHER DOCUMENTS. Following the execution hereof, to the extent deemed reasonably necessary, the parties shall execute and deliver all additional documents or instruments as shall be necessary or appropriate to carry out the intent of this Agreement.

     6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

     7. HEADINGS. Descriptive headings contained in this Agreement are for convenience only and shall not control or effect the meaning or construction of any provision hereof.

     8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute together but one in the same instrument.

     9. GOVERNING LAW; VENUE. The validity, construction and enforcement of this Agreement shall be governed in all respects by the laws of the State of Texas without reference to applicable conflict of law provisions. Venue to any action brought with respect to this Agreement shall be solely in Dallas County, Texas.

                     [Signature page follows]





SELLERS:                         PURCHASERS:

_________________________        _______________________________
Edward B. Brooks, Jr.            H. Wayne Gifford

_________________________        _______________________________
Charles V. W. Brooks             Charles B. Humphrey

_________________________        _______________________________
Carol Brady                      Johnathan M. Hill

_________________________        _______________________________
Rebecca Feldt                    Clay Moore

_________________________        _______________________________
Deborah Brooks Garrett           Fred Oliver

                                 _______________________________
                                 David Tyrell

                                 _______________________________
                                 Sheila Irons

                                 _______________________________
                                 Humphrey Children's Trust

                                 _______________________________
                                 Katherine Murphy


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